BinoSphere Project Financing

SUMMARY OF BINDING TERMS

December 27, 2012

This Summary of Terms (“Term Sheet”) summarizes the principal terms and conditions subject to which Financer (“Financer”) is offering BinoSphere (“BinoSphere” or the “Developer”) a financing facility (the “Facility”) for the purpose of funding the development, installation, operation and maintenance of waste to energy projects to be developed by BinoSphere (the “BinoSphere Project”) in conjunction with certain third party providers. The Facility will be made directly by the Financer and/or through certain entity or entities introduced by the Financer (each the Financer and any such entity will be regarded as a Financer for the purposes herein) to a special purpose vehicle to be set up by BinoSphere (the “SPV”). The SPV will be the focal point for contracts and payments between the entities.

The actual Facility formation structure will be determined subject to tax and legal considerations and shall be set out in a definitive agreement and ancillary documents (together, the “Definitive Agreement”) to be entered into between the parties.

Subject to the terms and conditions herein and to the following sentence, this Term Sheet is binding. However, if there is a material change in the commercial terms of either project, or if a Satisfactory Level (defined below) is not achieved, either party may, at any time prior to execution of the Definitive Agreement, propose different terms from those summarized herein or unilaterally terminate all negotiations pursuant to this Term Sheet without any liability whatsoever to the other party.

Satisfactory Level shall be defined as achieving agreements with satisfactory terms and conditions, per each project, with respect to:

•	Feedstock Supply agreements or letters of intent

•	ITC purchase or partnership agreement or term sheet

•	Power Purchase Agreements

•	Debt financing agreements

•	EPC agreements

•	Site control

Notwithstanding anything to the contrary herein, the parties agree that the provisions set forth in Section III “Confidentiality”, “Publicity”, “Exclusivity”, “Termination Fee” paragraphs shall be binding upon the parties hereto as from the date of this Term Sheet, and shall survive this agreement.

Section I: The project

Purpose

Funding two waste to energy projects to be developed, installed, operated and maintained by BinoSphere and certain third party providers under agreement with BinoSphere.

The current Projects being contemplated are waste to energy plants to be developed at the Johnston, RI and Concord, NC sites.

Draw Down and Acceptance

Draw Down will be agreed on in advance based on a detailed project plan to be presented by the Developer, which will, for the avoidance of doubt, require that funds from the Financier be used before any funds from the debt provider or investment tax credit purchaser/partner become available.

Acceptance criteria required for the funding will include executed feedstock supply agreements/LOIs, debt financing agreement, EPC construction agreement with minimal performance insurance, power purchase agreement and ITC tax equity buyer or partner, and any other key criteria which may be identified during the course of diligence as having material impact on the project performance or economics.

Project Structure

The SPV will be a co-owner of dedicated LLCs set up per project that, in turn, will own 100% of the project rights and agreements in respect of each site (actual structure will be determined and mutually agreed upon to optimize tax and legal aspects for the parties). The Developer will manage and administer the affairs of the SPV.

•      The SPV will pay the development and installation costs based on the approved budget in accordance with the Draw Down schedule.

•      Developer and Financer will have the right to request a budget adjustment starting in year four, should there be a material and valid differences between the current projections and the actual expenses.

•      In case the Developer Cash Distributions (as defined below) fall below $300K in a given year starting from the third year, the Budget shall increase from $225k in the given year, by the amount of shortfall below $300K, and up to a maximum $525k total budget. For example, if the Developer Cash Distributions in year 3 are $100k, the budget for that year shall increase by $200k ($300k-$100k). Any increase shall accrue and be paid back into the SPV from future cash distributions made to the Developer at nominal interest rate (e.g. LIBOR).

•      The Developer will manage the SPV agreement for third party services at a predetermined cost

Project Agreements

Each LLC to be owned by the SPV will enter, amongst others, into the following contracts:

•      15 year PPA from the local utility to buy all the generated power.

•     Debt financing agreement for a minimum of 70% financing.

•      Tax credit purchase/partnership agreement.

•      Feedstock agreement/LOI

•      EPC contractor agreement with construction and performance guarantees backed by insurer policy.

Net Cash Distributions

The net cash remaining in the LLC (after LLC expenses and servicing of debt and allocation for tax payment) will be distributed to the SPV and then to FINANCER and Binosphere as follows:

•      Until such time that Financer receives its Minimal Return: 90% to Financer and 10% to the Developer.

•      Once Financer receives its Minimal Return the revenue split will adjust to:

o      50% to BinoSphere and 50% to FINANCER.

o       FINANCER will have a preference on the first 50k of monthly distribution (i.e. $600k of the annual distributions from each project).

•      FINANCER’s Minimal Return shall be defined as a 20% IRR, after US tax considerations.

•      The ITC cash, if available, will be allocated 100% up to the amount invested by FINANCER in each project site to FINANCER and accounted for in the minimal return calculation.

Cash Distributions Adjustments

Certain adjustments shall be applied to the Net Cash Distributions in the following cases:

•      If the total cost of the project decreases versus the approved budget, BinoSphere will receive 50% of the total reduction in equity investment required, with pay-out being made to BinoSphere out of the project cash distributions, commencing from the time at which FINANCER receives its Minimal Return.

•      If the interest rate of the debt is reduced below the currently agreed 6.6%, BinoSphere will receive 50% of the net cash increase generated from the reduction, with pay-out to BinoSphere being made annually based on the cash increase generated in the given pay-out year, and commencing from the time at which FINANCER receives its Minimal Return.

Section II: Future Projects

Funding Facility	Up to 10 million USD in aggregate (the “Facility Amount”). For avoidance of doubt, this $10m facility is allocated for future projects beyond the Johnston, RI and Concord, NC sites.

Future PPA Projects

The Financer shall have the right to fund the first USD 10 million in all PPA Projects of the Developer under the terms of this Term Sheet with adjustments as detailed below (Net Cash Distributions for Future Projects).

Following full draw-down of the entire Funding Facility, the Financer shall have a right of first refusal for the funding of any future PPA Projects entered into by BinoSphere up to an additional 5 million USD.

Net Cash Distributions for Future Projects

The Net Cash Distributions for the Future Projects will alter such that:

•      Once FINANCER receives its Minimal Return the revenue split flips to 70% to BinoSphere and 30% to FINANCER.

Other considerations will remain the same as defined in the Net Cash Distributions.

Future Funding process

Each Project will require pre-approval by the Financer.

BinoSphere will identify specific sites that may be applicable for a waste to energy project. BinoSphere will then submit a request for financing with regards to the Project to be undertaken in such location.

The Financer will review the proposed Project and the request for funding, and within 21 days provide a response as to its interest to finance the proposed project.

Section III: General Conditions

Conditions to Close

The completion of the transaction contemplated by this Term Sheet and the provision of the facility, will be subject to, among other things, satisfactory completion of financial, technology, tax and legal due diligence, review of commercial agreements and the signature of the Definitive Agreement in a form acceptable to each of BinoSphere and the Financer.

The Definitive Agreement will include customary project finance provisions, including, among other things, a customary project-finance security package over the SPV’s shares, right and assets, which will be subject to any security or other rights of the party providing the debt finance; step-in rights; cooperation rights; information rights; events of default and cross-default; etc.

Confidentiality	The terms contained herein and any information exchanged between the parties in connection with this Term Sheet shall be considered confidential information. The parties shall not use or disclose such information for any other purpose other than in furtherance of the evaluation outlined in this Term Sheet. FINANCER reserves the right to share the information with its investors or prospective investors in the Projects.

Publicity	Except as required by law, no party shall discuss the terms of this Term Sheet with any person other than its key officers, directors, accountants or solicitors without the written consent of the other party. In addition, neither party shall use the other party’s name (or that of any affiliate or related-party of such party) in any manner, context or format (including reference on or links to websites, press releases, etc.) without the prior approval of the other party.

Exclusivity

For a period of six (6) weeks following the signing of this Term Sheet, BinoSphere shall not enter into or take any part in any conversations or negotiations with any third party with regard to the provision of project financing for the Project without the prior approval of FINANCER (unless FINANCER has first informed it in writing of the termination of negotiations pursuant to this Term Sheet, otherwise than due to any breach of the terms herein by BinoSphere). (“Preliminary Exclusivity Period”)

Following the Preliminary Exclusivity Period, the parties will mutually agree on an extension to the exclusivity period during which time the parties will cooperate to reach full completion of the investment. (“Completion Exclusivity Period”)

Termination Fee	If BinoSphere decides not to proceed with the Funding (unless the terms offered to Binosphere in the definitive agreement by FINANCER are materially worse than those contained in this Term Sheet), or if material misrepresentations are discovered regarding the information provided to Lender, then BinoSphere shall pay Lender a $10,000 termination fee.

Expiration	If not accepted by BinoSphere, the offer contained in this Summary of Terms will expire on Friday December 21 at 5pm PST.

BinoSphere	FINANCER

By:	By:

Name:	Name:

Date:	Date: